Exhibit 3.2

CERTIFICATE OF DESIGNATION
OF
5.625% NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES C
OF
FIRST CITIZENS BANCSHARES, INC.

First Citizens BancShares, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The Board of Directors of the Corporation (the “Board”), in accordance with the Corporation’s Restated Certificate of Incorporation, as amended, the Corporation’s Amended and Restated Bylaws, as amended, and applicable law, has adopted the following resolution on October 15, 2020, creating a series of Preferred Stock of 8,000,000 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “5.625% Non-Cumulative Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”):

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, the Corporation’s Amended and Restated Bylaws, as amended, and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations and restrictions thereof are hereby established as set forth below:

1. Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Common Stock” means any and all classes of common stock of the Corporation, including the Class A Common Stock, $1.00 par value per share, of the Corporation and the Class B Common Stock, $1.00 par value per share of the Corporation.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of Preferred Stock designated as the “5.625% Non-Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C Preferred Stock”); the authorized number of shares that shall constitute such series shall be 8,000,000 shares, $0.01 par value per share; and such shares shall have a liquidation preference of $25 per share. The number of shares constituting the Series C Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect) and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Corporation’s Certificate of Incorporation (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect) and applicable law but not below the number of shares of Series C Preferred Stock then outstanding. Shares of Series C Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s Preferred Stock, undesignated as to series.

3. Ranking. The shares of Series C Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series C Preferred Stock or senior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution and winding-up of the Corporation, as the case may be (collectively, “Series C Junior Securities”);

(b) on a parity, as to dividends and upon liquidation, dissolution and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series C Preferred Stock as to dividends and upon liquidation, dissolution and winding-up of the Corporation, as the case may be, including the Corporation’s currently outstanding 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, liquidation preference $1,000 (the “Series A Preferred Stock”) and the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, liquidation preference of $1,000 per share (collectively, the “Series C Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series C Junior Securities and Series C Parity Securities from time to time without the consent of the holders of the Series C Preferred Stock.

4. Dividends.

(a) Holders of Series C Preferred Stock will be entitled to receive, only when, as and if declared by the Board or a duly authorized committee of the Board, on each Series C Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series C Preferred Stock of $25 per share at a rate equal to 5.625% per annum for each Series C Dividend Period (as defined below) from the original issue date of the Series C Preferred Stock to, but excluding, the date of redemption (if any) of the Series C Preferred Stock. If the Corporation issues additional shares of the Series C Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series C Preferred Stock quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2022, each such day a “Series C Dividend Payment Date”; provided, however, that if any such Series C Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Series C Dividend Payment Date but dividends on the Series C Preferred Stock shall be paid on the next succeeding Business Day (without any adjustment to the amount of the dividend per share of Series C Preferred Stock).

(c) Dividends will be payable to holders of record of Series C Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series C Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Series C Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d) A “Series C Dividend Period” is the period from and including a Series C Dividend Payment Date to, but excluding, the next succeeding Series C Dividend Payment Date, except that the initial Series C Dividend Period will commence on and include the original issue date of Series C Preferred Stock and continue to, but exclude, March 15, 2022. Dividends payable on Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series C Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series C Preferred Stock called for redemption.

(e) Dividends on the Series C Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series C Preferred Stock in respect of a Series C Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Series C Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series C Preferred Stock shall have no right to receive) dividends accrued for such Series C Dividend Period after the Series C Dividend Payment Date for such Series C Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series C Dividend Period with respect to the Series C Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest shall be payable in respect of any dividend not declared.

(f) Notwithstanding any other provision hereof, dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g) So long as any share of Series C Preferred Stock remains outstanding:

(1) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series C Junior Securities, other than (i) a dividend payable solely in Series C Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series C Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series C Junior Securities for or into other Series C Junior Securities, (ii) the exchange or conversion of one share of Series C Junior Securities for or into another share of Series C Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series C Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series C Junior Securities pursuant to a contractually binding requirement to buy Series C Junior Securities existing prior to the preceding Series C Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series C Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series C Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of Series C Preferred Stock and such Series C Parity Securities, (ii) as a result of a reclassification of Series C Parity Securities for or into other Series C Parity Securities, (iii) the exchange or conversion of one share of Series C Parity Securities for or into another share of Series C Parity Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Parity Securities, (v) purchases of shares of Series C Parity Securities pursuant to a contractually binding requirement to buy Series C Parity Securities existing prior to the preceding Series C Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series C Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Series C Dividend Period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h) Notwithstanding the foregoing, when dividends are not paid in full, or set aside for payment in full, on any dividend payment date, upon the shares of Series C Preferred Stock and any Series C Parity Securities, all dividends declared upon shares of Series C Preferred Stock and any Series C Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series C Preferred Stock and all Series C Parity Securities on such dividend payment date. To the extent a dividend period with respect to any Series C Parity Securities coincides with more than one Series C Dividend Period, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Series C Dividend Period, or shall treat such dividend period(s) with respect to any Series C Parity Securities and Series C Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series C Parity Securities and the Series C Preferred Stock. To the extent a Series C Dividend Period coincides with more than one dividend period with respect to any Series C Parity Securities, for purposes of the first sentence of this paragraph the Board shall treat such Series C Dividend Period as two or more consecutive Series C Dividend Periods, none of which coincides with more than one dividend period with respect to such Series C Parity Securities, or shall treat such Series C Dividend Period(s) and dividend period(s) with respect to any Series C Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series C Preferred Stock and such Series C Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series C Parity Securities means such dividend periods as are provided for in the terms of such Series C Parity Securities.

(i) Subject to the foregoing, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series C Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series C Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series C Preferred Stock with respect to distributions of assets, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series C Junior Securities, a liquidating distribution in the amount of the liquidation preference of $25 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series C Preferred Stock and all holders of any Series C Parity Securities, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Series C Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences owed to those holders. In any such distribution, the “liquidation preference” of any holder of Series C Preferred Stock or any Series C Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series C Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series C Preferred Stock and any Series C Parity Securities, the holders of the Corporation’s Series C Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, neither the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, shall constitute a liquidation, dissolution or winding-up of the Corporation.

6. Redemption.

(a) Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series C Preferred Stock is not redeemable prior to January 4, 2027. On and after that date, shares of Series C Preferred Stock then outstanding will be redeemable at the option of the Corporation, subject to the approval of the Federal Reserve or any Appropriate Federal Banking Agency, in whole or in part, from time to time, on any Series C Dividend Payment Date, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption. Holders of Series C Preferred Stock will have no right to require the redemption or repurchase of Series C Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series C Preferred Stock at the time outstanding, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Series C Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Series C Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series C Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series C Preferred Stock; (ii) any proposed change in those laws, rules or regulations that is announced after the initial issuance of any share of the Series C Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series C Preferred Stock is outstanding.

(b) If shares of Series C Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series C Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series C Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series C Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c) In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot or (3) in such other manner as the Corporation may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series C Preferred Stock is listed.

7. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1) authorize, create or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2) amend, alter or repeal the provisions of the Corporation’s Certificate of Incorporation (including this Certificate of Designation), whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create or issue, or increase the authorized amount of, any Series C Junior Securities or any Series C Parity Securities, or any securities convertible into or exchangeable for Series C Junior Securities or Series C Parity Securities, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock; or

(3) consolidate with or merge into any other corporation, complete a binding share exchange or reclassification involving the Series C Preferred Stock or complete the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation unless, in any case, the shares of Series C Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and powers (including voting powers) of the Series C Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series C Preferred Stock to effect such redemption.

(c) If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series C Preferred Stock or any Series C Parity Securities having voting rights on parity with the voting rights provided to the Series C Preferred Stock (“Special Voting Preferred Stock”) for any Series C Dividend Periods that, in the aggregate, equal 18 months, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series C Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly-created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors; provided further that the election of any such Preferred Directors shall not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). At the request of any holder of Series C Preferred Stock, a special meeting of the holders of Series C Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors; provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, such election of Preferred Directors shall be held at such next annual or special meeting of stockholders), followed by such election of such Preferred Directors at each subsequent annual meeting of stockholders until full dividends have been declared and paid on the Series C Preferred Stock for Series C Dividend Periods after the Nonpayment Event that, in the aggregate, equal at least 12 consecutive months, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends have been set aside for payment) on the Series C Preferred Stock for Series C Dividend Periods after a Nonpayment Event that, in the aggregate, equal at least 12 consecutive months, then the right of the holders of Series C Preferred Stock to elect the Preferred Stock Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause by a majority of the outstanding shares of Series C Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series C Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy shall not cause the Corporation to violate the corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series C Preferred Stock is listed or traded at the time.

8. Conversion Rights. The holders of shares of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9. Preemptive Rights. The holders of shares of Series C Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued or granted.

10. Certificates. The Corporation may at its option issue shares of Series C Preferred Stock without certificates. If certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

11. Transfer Agent. The Corporation shall appoint a transfer agent for the Series C Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Registrar. The Corporation shall appoint a registrar for the Series C Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13. No Other Rights. The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed as of January 3, 2022.

First Citizens BancShares, Inc.

By:	/s/ Craig L. Nix
Name:	Craig L. Nix
Title:	Chief Financial Officer

[Signature Page to Series C Certificate of Designation]